Cusip No. 53190A106	13G	Page 1 of 1 Page

EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the securities described therein is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: February 14, 2013	By:	/s/ Lawrence D. Isen
Lawrence D. Isen

MARKETBYTE LLC

/s/ Lawrence D. Isen
Name: Lawrence D. Isen Title: Managing Member

MARKETBYTE LLC DEFINED BENEFIT AND TRUST

/s/ Lawrence D. Isen
Name: Lawrence D. Isen Title: Trustee